Issuer Free Writing Prospectus dated July 12, 2019

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated July 9, 2019 and

Registration Statement No. 333-231777

This free writing prospectus relates to the U.S. initial public offering of American Depositary Shares (“ADSs”) of Genmab A/S (the “Company”), each representing one-tenth of one of the Company’s ordinary shares. This free writing prospectus updates and supplements the information in the preliminary prospectus dated July 9, 2019 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form F-1 (the “Registration Statement”) relating to this offering of the Company’s ADSs and should be read together with the Preliminary Prospectus.  The Preliminary Prospectus may be accessed through the following link:  https://www.sec.gov/Archives/edgar/data/1434265/000104746919004052/a2238946zf-1a.htm. The Company expects to file an amendment to the Preliminary Prospectus prior to effectiveness of the Registration Statement to add the following additional disclosure in the “Recent Developments” section of the Prospectus Summary on page 12 of the Preliminary Prospectus:

Recent Developments

Submission of BLA to the FDA for SubQ Formulation of Daratumumab

On July 12, 2019, we announced that Janssen had submitted a Biologics License Application, or BLA, to the FDA for the use of the subQ formulation of daratumumab in MM indications where the IV formulation of daratumumab is currently approved. The submission is based on data from the Phase III COLUMBA study and preliminary non-public data from the ongoing Phase II PLEIADES study.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from: BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email:  dg.prospectus_requests@baml.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone: 1-877-821-7388, or by email: Prospectus_Department@Jefferies.com.